EXHIBIT 99.2
Consent of Morgan Stanley & Co. LLC
We hereby consent to the use in the registration statement of Antler Science Two Limited on Form S-4 and in the proxy statement/prospectus of Alkermes, Inc., which is part of the registration statement, of our opinion dated May 8, 2011 appearing as Annex B to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary — Opinion of Alkermes’ Financial Adviser,” “The Business Combination — Background of the Transactions,” “The Business Combination — Alkermes’ Reasons for the Business Combination and Recommendation of Alkermes’ Board of Directors,” “The Business Combination — Opinion of Alkermes’ Financial Adviser,” and “The Business Combination — Certain Unaudited Financial Projections.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.
MORGAN STANLEY & CO. LLC
/s/ Morgan Stanley & Co. LLC
New York, New York
June 22, 2011